UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 13, 2017 (March 7, 2017)

GNC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	001-35113 (Commission File Number)	20-8536244 (IRS Employer Identification No.)

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(Address of principal executive offices, including zip code)

(412) 288-4600
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2017, Michael D. Dzura resigned as Executive Vice President, Operations.
Effective as of March 7, 2017, Joseph C. Gorman, age 46, was appointed as Executive Vice President, Operations. Prior to his appointment, Mr. Gorman served as Senior Vice President, Store Operations from January to March, 2017 and Vice President, Western Division, from December, 2015 to January, 2017. Prior to joining the Company in 2015, Mr. Gorman was President of Anomaly Republic, a clothing retailer headquartered in Southern California from 2014 to 2015. Prior to that, Mr. Gorman spent approximately six years at GameStop, an omni‑channel video game and electronics retailer, where he held various field leadership positions from 2009 to 2014, and approximately 16 years before that at The Home Depot, a home improvement retailer, where he held various operational roles in the field and headquarters.
The Company has not entered into any compensation arrangements with Mr. Gorman, or any amendment or modification of an existing contract or arrangement, in connection with his appointment as Executive Vice President, Operations.
In connection with Mr. Dzura’s departure, and subject to Mr. Dzura’s execution and non‑revocation of a release of claims against the Company and compliance with covenants set forth in the Company’s policy, Mr. Dzura will receive a severance amount equal to his annual base salary, payable in installments over a one year period following separation. In addition, the Company will pay for a portion of Mr. Dzura’s health benefits for the same period or, if earlier, until the time he is covered by another health plan or is eligible for Medicare. The covenants include confidentiality, non-competition and non-solicitation of the Company’s employees.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GNC HOLDINGS, INC.

Dated: March 13, 2017	By: /s/ Gavin O'Connor
Gavin O'Connor
VP, Chief Compliance Officer and Secretary